UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2012

Superconductor Technologies Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA	93111
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (805) 690-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On November 20, 2012, Superconductor Technologies Inc. (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”), relating to the offer and sale (the “Offering”) of 3,333,334 shares of its common stock (the “Common Stock”) at a public offering price of $0.30.  The Company has granted the Underwriter a 45-day option to purchase up to an additional 500,000 shares of its common stock to cover over-allotments, if any.  We estimate that the gross proceeds in the offering will be $1 million and the net proceeds will be approximately $800,000 (after deducting underwriting commissions and offering expenses payable by us).

The closing of the Offering of the firm shares occurred today. The Underwriter received a fee of 7.0% of the gross proceeds of the Offering, plus a non-accountable expense allowance equal to 1.0% of the gross proceeds of the Offering less a $25,000 advance previously paid by the Company. As additional compensation to the Underwriter, the Company issued warrants to purchase 100,000 shares of our common stock at an exercise price per share equal to $0.375, equal to 125% of the public offering price (the “Underwriter Warrants”). The Underwriter Warrants will not be exercisable until the one year anniversary of the Offering and will expire on the four year anniversary of the Offering. The Underwriting Agreement requires us to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of such liabilities.

The Offering was conducted pursuant to the Company’s registration statement on Form S-3 (File No. 333-172190), which became effective on April 13, 2011, and a related prospectus supplement filed in connection with the Offering.

As required under the terms of the Underwriting Agreement, today the Company provided notice to Citadel Securities LLC (“Citadel”) terminating the Company’s At-the-market Equity Offering Sales Agreement (“Sales Agreement”), dated as of August 9, 2011, with Citadel in accordance with the termination provisions of the Sales Agreement.  The Company has not sold shares under the Sales Agreement since the first quarter of 2012 and has no pending sales thereunder.

The foregoing summaries of the Underwriting Agreement and Underwriter Warrant are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1 and 4.1, respectively, which are incorporated herein by reference.  A copy of the opinion of Manatt, Phelps & Phillips, LLP relating to the legality of the issuance of the shares of Common Stock is attached hereto as Exhibit 5.1.  The representations and warranties contained in the Underwriting Agreement are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public generally to obtain factual information about us.

Item 1.02     Termination of Material Definitive Agreement

Item 1.01 is incorporated by reference to this Item 1.02 in connection with the termination of the Citadel Sales Agreement.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s other reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports filed in 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this report. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this report, whether as a result of new information, future events or otherwise.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits
1.1	Underwriting Agreement, dated as of November 20, 2012
4.1	Form of Underwriter Warrants
5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superconductor Technologies Inc.

Dated: November 26, 2012	By:	/s/ WILLIAM J. BUCHANAN
William J. Buchanan
Vice President and Chief Financial Officer